UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

BETTER HOME & FINANCE HOLDING COMPANY
(Name of Registrant as Specified In Its Charter)

VISHAL GARG 1/0 REAL ESTATE, LLC 1/0 HOLDCO, LLC THE 718 4EVER TRUST I
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Vishal Garg (“Mr. Garg”), together with the other participants named herein (collectively, the “Garg Group”), has filed a definitive consent statement and an accompanying GREEN consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit written consents with respect to, among other things, the removal of five (5) directors on the board of the directors (the “Board”) of Better Home & Finance Holding Company, a Delaware corporation (“Better Home,” “BETR” or the “Company”).

Item 1: On September 4, 2026, the Garg Group issued the following press release:

Garg Group Confirms That Better Stockholders Can Vote Their Shares in the Garg Group’s Consent Solicitation with Confidence and Certainty

The Garg Group Has Filed a Definitive Consent Solicitation Statement with the SEC to Solicit Stockholder Consents to Remove Five Company Directors

Returning The Garg Group’s GREEN Consent Card Will NOT Expose Better Stockholders to Litigation or Trigger the Company’s Poison Pill

NEW YORK, Sept. 04, 2026 (GLOBE NEWSWIRE) -- Vishal Garg, the founder, former CEO and significant stockholder of Better Home & Finance Holding Company (“Better” or the “Company”), today confirmed that Better stockholders can vote their shares in connection with the ongoing consent solicitation without exposing themselves to litigation or triggering the poison pill recently adopted by the Company.

Mr. Garg and the other participants in his solicitation (collectively, the “Garg Group”) have filed a definitive consent solicitation statement with the Securities and Exchange Commission (the “SEC”), in connection with the Garg Group’s solicitation of consents from the Company’s stockholders to remove five members of the Company’s Board of Directors (the “Board”), including Daniel Lewis, Arnaud Massenet, Bhaskar Menon, Prabhu Narasimhan and Harit Talwar. In addition, recent proceedings in both federal and Delaware courts further confirm that Better stockholders should not be worried that voting in the consent solicitation may expose them to litigation or trigger the company’s recently adopted poison pill.

Federal Court Rejected Better’s Attempt to Halt the Garg Group Consent Solicitation

Better filed an action against Mr. Garg in the U.S. District Court for the Southern District of New York in August 2026 alleging violations of the federal securities laws, which Mr. Garg vigorously disputes, and sought emergency relief to prevent the Garg Group from conducting its consent solicitation. The Court denied Better’s application for both a temporary restraining order and preliminary injunction, allowing the Garg Group’s consent solicitation to proceed.

In doing so, the Court found that the publicly available information adequately informs stockholders regarding the parties’ dispute and that Better stockholders are equipped to make an informed voting decision in response to the Garg Group’s solicitation. The Court also emphasized the importance of preventing private securities litigation from becoming a weapon for management to chill stockholder activity or frustrate stockholder democracy.

The federal action names Mr. Garg—not stockholders that vote their shares in favor of the Garg Group’s consent solicitation—as the defendant. Stockholders should have no concern that signing and submitting a GREEN consent card will somehow draw them into the federal action.

Delaware Court and Better’s Own Counsel Confirmed Signing and Submitting a Consent Will Not Trigger the Poison Pill

Stockholders likewise should not be concerned that returning a GREEN consent card supporting the Garg Group’s consent solicitation will trigger Better’s recently adopted poison pill.

At an August 28, 2026, hearing in the Delaware Court of Chancery, Better’s own counsel confirmed that the Company’s stockholder rights plan (i.e. poison pill) permits Mr. Garg to solicit stockholder consents through a qualifying public solicitation without aggregating the consenting shares for purposes of triggering the poison pill.

In addition, Mr. Garg’s counsel, Quinn Emanuel Urquhart & Sullivan LLP, specifically sought confirmation that a stockholder could speak with the Garg Group or its representatives to discuss whether to provide a consent in support of the Garg Group’s consent solicitation and ultimately deliver that consent without being deemed part of a group that would trigger the poison pill. The Court confirmed that understanding.

Further, the Court reiterated that stockholders are free to communicate with the Garg Group and/or its representatives regarding Better, its directors and the consent solicitation, and that the public solicitation carveout in the rights plan allows such communications and the ability of Garg Group to obtain revocable consents without participating stockholders’ shares being aggregated under the poison pill, subject to certain limited exceptions.

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The message for Better stockholders is clear: they can participate in the consent solicitation with certainty and confidence. The Garg Group’s consent solicitation is being conducted in accordance with the SEC’s proxy rules, Better’s attempt to seek immediate injunctive relief to halt the consent solicitation process through emergency federal-court action was rejected, and both Better’s own counsel and the Delaware Court of Chancery have confirmed that signing and delivering a GREEN consent card in support of the Garg Group’s consent solicitation will not trigger the Company’s poison pill.

Stockholders who support the Garg Group’s consent solicitation are encouraged to sign, date, and return the GREEN consent card today. Many stockholders should already have received the Garg Group’s consent solicitation statement and GREEN consent card, including by UPS.

IMPORTANT INFORMATION

Vishal Garg, together with the other participants in his solicitation, has filed a definitive consent solicitation statement with the SEC in connection with the solicitation of written consents from Better stockholders. Stockholders are urged to read the definitive consent solicitation statement and other solicitation materials carefully because they contain important information. The definitive consent solicitation statement is available free of charge through the SEC. GREEN consent cards are being distributed directly to stockholders, including by UPS.

Item 2: Also on September 4, 2026, Mr. Garg posted materials to social media, copies of which are attached hereto in Exhibit 1 and incorporated herein by reference.